UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: August 3, 2009

(Date of earliest event reported)

Umpqua Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

OREGON	000-25597	93-1261319
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

(address of Principal Executive Offices) (Zip Code)

(503) 727-4100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On July 16, 2009, Umpqua Holdings Corporation issued a press release announcing preliminary second quarter 2009 financial results, including a note that the Company was in the process of analyzing goodwill within its community banking segment related to prior acquisitions, to determine whether the value of goodwill has been impaired and that any potential goodwill impairment could be material to reported earnings.

The Company applied internal procedures in its preliminary earnings release to analyze the value of goodwill, and determined that additional analysis, including assistance from independent third party valuation experts and a thorough examination of all significant estimates, was necessary. The Company completed its analysis of goodwill in connection with the preparation of second quarter financial statements on August 3, 2009.

In the Company’s Form 10-Q for the quarter ended June 30, 2009, filed August 4, 2009, the Company reported an adjustment to the preliminary second quarter financial results to include a goodwill impairment charge of $112.0 million, equal to approximately 15.5% of goodwill. This accounting charge resulted in a net loss available to common shareholders of $107.5 million, or net loss available to common shareholders of $1.79 per diluted share, for the three months ended June 30, 2009 as compared to net earnings available to common shareholders of $4.4 million, or net earnings available to common shareholders of $0.07 per diluted share, disclosed in the Company preliminary earnings release. Operating income* for the three months ended June 30, 2009 was $4.5 million, or $0.07 per diluted share, as compared to an operating loss of $18.3 million, or $0.30 per diluted share, for the three months ended March 31, 2009.

The Company recorded goodwill, an intangible asset, primarily in accounting for acquisitions. The goodwill impairment charge was a non-cash accounting adjustment to the Company’s financial statements which did not affect cash flows, liquidity, or tangible capital. As goodwill is excluded from regulatory capital, the impairment charge did not impact the regulatory capital ratios of the Company or its wholly owned subsidiary, Umpqua Bank, both of which remain “well-capitalized” under regulatory standards.

*Non-GAAP Financial Measures

We incur significant expenses related to the completion and integration of mergers. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Accordingly, we believe that our operating results are best measured on a comparative basis excluding the impact of merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges. We define operating income as earnings available to common shareholders before merger related expenses, net of tax, and goodwill impairment, and we calculate operating income per diluted share by dividing operating income by the same diluted share total used in determining diluted earnings per common share. Operating income and operating income per diluted share are considered “non-GAAP” financial measures. Although we believe the presentation of non-GAAP financial measures provides a better indication of our operating performance, readers of this report are urged to review the GAAP results as presented in the Condensed Consolidated Financial Statements.

(dollars in thousands)

	Three months ended
	June 30, 2009	March 31, 2009
Net loss available to common shareholders	$(107,514)	$(18,440)
Merger-related expenses, net of tax	44	120
Goodwill impairment	111,952	—

Operating income (loss)	$4,482	$(18,320)

Per diluted share:
Net loss available to common shareholders	$(1.79)	$(0.31)
Merger-related expenses, net of tax	—	0.01
Goodwill impairment	1.86	—

Operating income (loss)	$0.07	$(0.30)

Average diluted common shares outstanding	60,221	60,176

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)

Dated: August 3, 2009	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary